COMMON STOCK PURCHASE AGREEMENT
This Common Stock Purchase Agreement (this “Agreement”) is made as of May 18, 2012 (the “Effective Date”) by and between Amyris, Inc., a Delaware corporation (the “Company”), and _________(“Purchaser”).
1.Issuance of Stock. Effective as the Effective Date, the Company will issue and sell to Purchaser _________ shares of the Company's Common Stock (the “Shares”) for a per share purchase price payable on the date hereof of $2.36 per share (the “Purchase Price Per Share”), which price is the greater of (a) the book value per Share or (b) the last closing sale price of the Company's common stock on the Nasdaq Stock Market prior to the entry into this Agreement, and which has been determined by the Company's Board of Directors to be the fair market value per share of the Shares.
2.Company Representations. The Company represents and warrants to Purchaser as follows:
(a)Organization and Standing. The Company is duly incorporated, validly existing, and in good standing under the laws of the State of Delaware. The Company has all requisite power and authority to own and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted. The Company is qualified to do business as a foreign entity in every jurisdiction in which the failure to be so qualified would have, or would reasonably be expected to have, a material adverse effect, individually or in the aggregate, upon the business, properties, tangible and intangible assets, liabilities, operations, prospects, financial condition or results of operation of the Company or the ability of the Company to perform its obligations under this Agreement (a “Material Adverse Effect”).
(b)Power. The Company has all requisite power to execute and deliver this Agreement, to sell and issue the Shares hereunder, and to carry out and perform its obligations under the terms of this Agreement.
(c)Authorization. The execution, delivery, and performance of this Agreement by the Company has been duly authorized by all requisite action on the part of the Company and its officers, directors and stockholders, and this Agreement constitutes the legal, valid, and binding obligation of the Company enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.
(d)Consents and Approvals. Except for any Current Report on Form 8-K or Notice of Exempt Offering of Securities on Form D to be filed by the Company in connection with the transaction contemplated hereby, the Company is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transaction contemplated hereby. Assuming the accuracy of the representations of the Purchaser in Section 3, no consent, approval, authorization or other order of, or registration, qualification or filing with, any court, regulatory body, administrative agency, self-regulatory organization, stock exchange or market (including The NASDAQ Stock Market), or other governmental body is required for the execution and delivery of this Agreement, the valid issuance, sale and delivery of the Shares to be sold pursuant to this Agreement other than such as have been made or obtained, or for any securities filings required to be made under federal or state securities laws applicable to the offering of the Shares.
(e)Non-Contravention. The execution and delivery of this Agreement, the issuance, sale and delivery of the Shares to be sold by the Company under this Agreement, the performance by the Company of its obligations under this Agreement and/or the consummation of the transaction contemplated hereby will not (a) conflict with, result in the breach or violation of, or constitute (with or without the giving of notice or the passage of time or both) a violation of, or default under, (i) any bond, debenture, note or other evidence of indebtedness, or under any lease, license, franchise, permit, indenture, mortgage, deed of trust, loan agreement, joint venture or other agreement or instrument to which the Company or any subsidiary is a party or by which it or its properties may be bound or affected, (ii) the Company's Restated Certificate of Incorporation, as amended and as in effect on the date hereof, the Company's Bylaws, as amended and as in effect on the date hereof, or the equivalent document with respect to any subsidiary, as amended and as in effect on the date hereof, or (iii) any statute or law, judgment, decree, rule, regulation, ordinance or order of any court or governmental or regulatory body (including The NASDAQ Stock Market), governmental agency, arbitration panel or authority applicable to the Company, any of its subsidiaries or their respective properties, except in the case of clauses (i) and (iii) for such conflicts, breaches, violations or defaults that would not be likely to have, individually or in the aggregate, a Material Adverse Effect, or (b) result in the creation or imposition of any lien, encumbrance, claim, security interest or restriction whatsoever upon any of the material properties or assets of the Company or any of its subsidiaries or an acceleration of indebtedness pursuant to any obligation, agreement or condition contained in any material bond, debenture, note or any other evidence of indebtedness or any material indenture, mortgage, deed of trust or any other agreement or instrument to which the Company or any if its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company is subject. For purposes of this Section 2(e), the term “material” shall apply to agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound involving obligations (contingent or otherwise) of, or payments to, the Company in excess of $100,000 in a 12-month period.
(f)Shares. The Shares are duly authorized and when issued pursuant to the terms of this Agreement will be validly issued, fully paid, and nonassessable, and will be free of any liens or encumbrances with respect to the issuance thereof; provided, however, that the Shares shall be subject to restrictions on transfer under state or federal securities laws as set forth in this Agreement, or as otherwise may be required under state or federal securities laws as set forth in this Agreement at the time a transfer is proposed. Except for the right of first investment granted to certain stockholders of the Company pursuant to that certain Letter Agreement dated as of February 23, 2012 by and between the Company and such stockholders (such right of first investment having been waived with respect to the transaction contemplated hereby), the issuance and delivery of the Shares is not subject to preemptive, co-sale, right of first refusal or any other similar rights of the stockholders of the Company or any other person, or any liens or encumbrances or result in the triggering of any anti-dilution or other similar rights under any outstanding securities of the Company.
(g)No Registration. Assuming the accuracy of each of the representations and warranties of each Purchaser herein, the issuance by the Company of the Shares is exempt from registration under the Securities Act of 1933, as amended.
3.Investment Representations. In connection with the receipt of the Shares pursuant to this Agreement, Purchaser represents to the Company the following:
(a)The execution, delivery and performance by Purchaser of this Agreement do not and will not contravene or constitute a default under, or violation of, or be subject to penalties under, (i) any agreement (or require the consent of any party under any such agreement that has not been made or obtained) to which Purchaser is a party, or (ii) any judgment, injunction, order, decree or other instrument binding upon Purchaser, except where such contravention, default, violation or failure to obtain a consent, individually or in the aggregate, would not reasonably be expected to impair Purchaser's ability to perform fully any obligation which Purchaser has or will have under this Agreement.
(b)Purchaser is a [director] of the Company and understands the definition of the term “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the SEC under the Securities Act of 1933, as amended (the “Securities Act”), and qualifies as an accredited investor.
(c)Purchaser is aware of the Company's business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Shares. Purchaser is acquiring the Shares for investment for its own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act or under any applicable provision of state law. Purchaser does not have any present intention to transfer the Shares to any other person or entity in such a “distribution.”
(d)Purchaser understands that the Shares have not been registered under the Securities Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Purchaser's investment intent as expressed herein.
(e)Purchaser understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Purchaser must hold the Shares indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Purchaser acknowledges that the Company has no obligation to register or qualify the Shares for resale.
(f)By reason of his/her business and financial experience, Purchaser has the ability to protect his/her own interests in connection with the purchase of the Shares.

4.Restrictive Legends and Stop-Transfer Orders.
The certificate or certificates representing the Shares shall bear such legends as the Company deems to be required for the purpose of compliance with applicable Federal or state securities laws or as otherwise required by law.
5.Miscellaneous.
(a)This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.
(b)This Agreement may be executed in two counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.
(c)The rights and benefits of this Agreement shall inure to the benefit of, and be enforceable by the Company's successors and assigns. The rights and obligations of Purchaser under this Agreement may only be assigned with the prior written consent of the Company.

[Signature Pages Follow]

The undersigned has executed this Agreement as of the date first set forth above.
THE COMPANY:
AMYRIS, INC.
By:
(Signature)

Name:
Title:
Address:
5885 Hollis Street, Suite 100
Emeryville, CA 94608
Attention: General Counsel
Facsimile: (510) 899-0165

[Signature Page to Common Stock Purchase Agreement]

The undersigned has executed this Agreement as of the date first set forth above.
PURCHASER:

(Signature)

Address:

Facsimile:
Email:

[Signature Page to Common Stock Purchase Agreement]

Schedule of Purchasers

Purchaser	Aggregate Purchase Price	Shares
Arthur Levinson	$499,999.04	211,864
Foris Ventures LLC (Doerr)	$499,999.04	211,864
Naxyris S.A. (Piwnica)	$2,999,998.96	1,271,186
Ralph Alexander	$49,998.96	21,186
Patrick Pichette	$47,200.00	20,000
Total	$4,097,196.00	1,736,100